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Exhibit 5(e):  Systematic Transfer Enrollment Program Endorsement to the Policy.


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                       Companion Life Insurance Company


                 SYSTEMATIC TRANSFER ENROLLMENT PROGRAM RIDER

This Rider is made a part of the policy to which it is attached. It is subject to all of the policy provisions that are not inconsistent with the Rider provisions. It is effective on the policy's date of issue.

The following provisions are hereby added to the policy:

Definitions
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Systematic Transfer Account means a fixed account, consisting of general account assets of Companion Life Insurance Company, that is used exclusively for the Systematic Transfer Enrollment Program. Except as otherwise provided in this Rider, the Systematic Transfer Account will be treated the same as the Fixed Account in all policy provisions.

Systematic Transfer Enrollment Program
--------------------------------------

The Systematic Transfer Enrollment Program will begin on the Monthly Deduction Date next following the date of the first deposit into the Systematic Transfer Account.

Under this program you have allocated a single premium amount to the Systematic Transfer Account at the time of application. The minimum amount that may be allocated is $5,000. No subsequent new premium payments may be added. No transfers from any Investment Options into the Systematic Transfer Account may be made. No portion of any loan repayment will be allocated to the Systematic Transfer Account.

On each Monthly Deduction Date we will automatically transfer a predetermined dollar amount from the Systematic Transfer Account to any combination of Subaccounts you have chosen, until all of the accumulation value of the Systematic Transfer Account has been transferred. The applicable Subaccounts are shown on the Variable Life Premium Allocation Form that you completed with your application. The choice of Subaccounts under this Program may not be changed. These transfers do not count toward the 12 free transfers allowed each policy year.

The predetermined dollar amount to be systematically transferred under this program is the greater of:

  (a) $1,000; or
  (b) 1/12 of the accumulation value of the Systematic Transfer Account as of the date of the last deposit into the Systematic Transfer Account.

There is no charge for participation in this program.

Systematic Transfer Account Accumulation Value
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The accumulation value of the Systematic Transfer Account on any Monthly
Deduction Date before deducting the Monthly Deduction equals:

  (a) the accumulation value as of the last Monthly Deduction Date; less
  (b) any transfers from the Systematic Transfer Account to the Subaccounts since the last Monthly Deduction Date; less
  (c) any partial withdrawals and applicable surrender charge taken from the Systematic Transfer Account since the last Monthly Deduction Date; less
  (d) any transfers to the Loan Account; plus
  (e) interest credited on the balance.

The accumulation value of the Systematic Transfer Account on any valuation date other than a Monthly Deduction Date equals:

  (a) the accumulation value as of the last Monthly Deduction Date, accumulated with interest from the last Monthly Deduction Date to the date of calculation; less
  (b) any partial withdrawals and applicable surrender charge taken from the Systematic Transfer Account since the last Monthly Deduction Date, accumulated with interest from the date of withdrawal to the date of calculation; less
  (c) any transfer to the Loan Account since the last Monthly Deduction Date, accumulated with interest from the date of transfer to the date of calculation.

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The rate of interest credited to each deposit into the Systematic Transfer
Account is fixed on the date of the deposit and will not be changed. We guarantee that any such interest rate will not be less than the guaranteed minimum interest rate applicable to the Fixed Account of the policy to which this Rider is attached.

Termination
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This Rider ends when all amounts allocated to the Systematic Transfer Account have been transferred to the Subaccounts selected.



                                                Companion Life Insurance Company

                                                /s/ M. Jane Huerter
                                                              Secretary